Exhibit 99.2

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

General

We have four major product categories: graphite electrodes, refractory products, advanced graphite materials, and natural graphite products.

Reportable Segments. Our businesses are reported in the following categories:

•	Industrial materials, which consists of graphite electrodes and refractory products.

•	Engineered solutions, which includes advanced graphite materials and natural graphite products.

Reference is made to the information under “Part I” for background information on our businesses, industry and related matters.

Global Economic Conditions and Outlook

We are impacted in varying degrees, both positively and negatively, as global, regional or country conditions fluctuate. Our discussions about market data and global economic conditions below are based on or derived from published industry accounts and statistics.

2006 and 2007. Overall, global and regional economic conditions remained relatively stable in 2006 and 2007. We estimate that worldwide steel production was about 1.24 billion metric tons in 2006 and 1.325 billion metric tons in 2007, about a 10% and 7% increase, respectively, over the prior year. In 2006, China’s production grew almost 20% and represented the single largest contributor to the growth in global steel demand. Chinese steel production was approximately 88% basic oxygen furnace related for 2006. However, China also was the growth leader for new EAF steel production. Overall, EAF steel production capacity grew, primarily driven by new EAF furnaces in China, and to a lesser extent, in Russia, the Middle East and North America. In 2007, China’s production grew almost 16% and represented the single largest contributor to the growth in global steel demand. Chinese steel production was 87% basic oxygen furnace related in 2007. China remained the growth leader for new EAF steel production. Overall, EAF steel production capacity continued to grow in 2007, primarily driven by new EAF furnaces in China, and to a lesser extent, in Russia, the Middle East and North America. This contributed to a more favorable global pricing environment in 2007.

Demand for our engineered solutions products increased significantly in 2006 and 2007, as compared to prior years. The increases were mainly in the energy related markets, including solar, oil and gas exploration, transportation industries and markets for our natural graphite products.

2008. Global and regional economic conditions remained relatively stable in the first half of 2008. In September 2008 it became apparent that the global economy was entering into difficult times due to the financial industry crisis. Credit markets became frozen, liquidity diminished, business activity slowed at an extreme pace leading the global economy into its worst crisis in 60 years.

Due to the negative global economic situation and falling steel demand from key steel end-markets (automotive, construction, and appliances), a significant number of global steel producers reduced their operating rates in the fourth quarter.

Based on preliminary figures, worldwide steel production was about 1.304 billion metric tons in 2008, about a 1.6% decrease as compared to 2007. China’s steel production grew at a much lower rate than in recent years due to a slowdown in economic growth and falling steel demand. In 2008, China’s steel production grew by about 1.5%, a significant decline compared to China’s recent double-digit annual growth rates. Steel production in the rest of the world declined by 3.5% in 2008.

The percent of EAF to total steel production remained at approximately 31% in 2008. EAF steel production was estimated to have been 405 million metric tons in 2008, about a 2% decrease compared to 2007. For the first nine months of the year, EAF production grew by over 3%, however, EAF production experienced a decline of 18% in the fourth quarter. China’s EAF steel production increased 2% compared to the prior year. The rest of the world’s EAF production declined by 3%, as a result of lower operating rates in the fourth quarter.

Demand for our engineered solutions segment increased in 2008 as compared to 2007. The increases were mainly in the energy related markets, including solar, oil and gas exploration, transportation industries, and ETM markets.

Outlook. Consensus among economists is that the global economic crisis is deepening, with slowdowns in major advanced economies now spreading into major emerging markets. A decline in growth rates is expected for advanced economies such as the United States and Europe. While in emerging countries such as China, India, and Brazil, economists expect very low growth compared with recent historical trends.

The challenging environment of the fourth quarter for our Industrial Materials business segment continues and we expect a similar scenario for at least the first half of 2009.

It is expected due to the financial crisis and global economic slowdown that much of the new EAF capacity projected to be started or completed in the 2009-2011 timeframe will be postponed. Longer term, it is expected that EAF will continue to grow as a percent of total steel driven primarily by new EAF furnaces in China, Russia, the Middle East and North America.

Because our engineered solutions business crosses many markets, the negative global economy will impact each market in varying degrees. However, we believe our engineered solutions products will be faced with reduced demand in 2009.

Economic conditions and the market environment continue to be extremely volatile and uncertain. As a result, we are not able to predict at this time an outlook for the full year 2009. However, we do expect:

•	Capital expenditures to be approximately $55 million

•	Depreciation expense to be approximately $35 million

Our outlook could be significantly impacted by, among other things, factors described under “Item 1A – Risk Factors” and “Item 1A – Forward Looking Statements” in this Report.

Financing Transactions

On February 8, 2005, we completed a substantial amendment and restatement of the Credit Agreement to effect a refinancing of the Revolving Facility. We believe the refinancing enhanced liquidity. The Revolving Facility now provides for loans and letters of credit in a maximum amount outstanding at any time of up to $215.0 million and matures in July 2010. We have approximately $100 million of working capital liquidity available to use through our factoring and supply chain arrangements currently in place.

During 2008, we redeemed $180.0 million of the outstanding principal amount of the 10  1/4% Senior Notes due 2012, at 103.417% of the principal amount, plus accrued interest. During 2008, we also converted to equity the $225.0 million principal amount of our 1  5/8% Convertible Senior Debentures for 13,559,629 shares of our common stock and $9.2 million in cash, $9.0 million of which represented the present value of all remaining scheduled interest payments from the date of derecognition until January 15, 2011.

During 2008, we entered into a supply chain financing arrangement, as discussed in more detail under “Liquidity and Capital Resources,” below. During 2008, we purchased approximately $60.4 million of inventory under this arrangement.

During 2008, we sold $150.0 million of receivables at a cost lower than the cost to borrow a comparable amount for a comparable period under the Revolving Facility. See “Liquidity and Capital Resources” below for further discussion.

Proceedings Against Us

We are involved in various other investigations, lawsuits, claims, demands, environmental compliance programs, and other legal proceedings arising out of or incidental to the conduct of our business. While it is not possible to determine the ultimate disposition of each of these matters and proceedings, we do not believe that their ultimate disposition will have a material adverse effect on our financial position, results of operations or cash flows.

Realizability of Net Deferred Tax Assets and Valuation Allowances

At December 31, 2008 we had $146.4 million of gross deferred income tax assets, of which $42.9 million required a valuation allowance. In addition, we had $123.4 million of gross deferred income tax liabilities. Our valuation allowance means that we do not believe that these assets are more likely than not to be realized. Until we determine that it is more likely than not that we will generate sufficient taxable income to realize our deferred income tax assets, income tax benefits in each current period will be fully reserved.

Our valuation allowance does not affect our ability and intent to utilize the deferred income tax assets as we generate sufficient future profitability. We are executing current strategies and developing future strategies, to improve sales, reduce costs and improve our capital structure in order to improve U.S. taxable income of the appropriate character to a level sufficient to fully realize these benefits in future years. The current U.S. tax attributes, if utilized, will allow us to significantly reduce our cash tax obligations in the U.S.

Customer Base

We are a global company and serve all major geographic markets. Sales of our products to customers outside the U.S. accounted for about 77% of our net sales in 2006, 83% of our net sales in 2007, and 85% of our net sales in 2008. In 2008, seven of our ten largest customers were based in Europe, one in India, one in South America and one in the Middle East.

In 2008, our ten largest customers were purchasers of industrial materials products. No single customer or group of affiliated customers accounted for more than 10% of our net sales in 2008.

Results of Operations

Financial information discussed below excludes our cathodes business that was sold in December 2006 and has been accounted for as discontinued operations.

2007 Compared to 2006.

Consolidated. Net sales of $1,004.8 million in 2007 represented a $149.4 million or 17.5% increase from net sales of $855.4 million in 2006. Net sales for our industrial materials segment increased $136.0 million, or 18.8%, primarily due to favorable price/mix increases and favorable currency impacts in 2007 compared to 2006. Engineered solutions net sales increased $13.4 million, or 10.3%, due to price/mix increases and favorable currency impacts in 2007 compared to 2006.

Cost of sales of $677.5 million in 2007 represented a $61.9 million, or 10.1%, increase from cost of sales of $615.6 million in 2006. Cost of sales increased due to higher sales volumes, higher raw material and operating costs, and unfavorable currency impacts. These increases were offset by a decrease due to reduced period costs associated with the exit of the carbon electrode business and productivity savings realized from the sale of our Vyazma, Russia facility.

Gross profit of $327.3 million in 2007 represented an $87.5 million, or 36.5%, increase from gross profit of $239.8 million in 2006. Gross margin increased to 32.6% of net sales in 2007 from 28.0% of net sales in 2006.

Research and development expenses decreased $2.0 million, or 18.9%, from $10.6 million in 2006 to $8.6 million in 2007, with the decrease primarily due to salary reductions related to administration and support for our research and development function.

Selling and administrative expenses decreased $9.8 million, or 9.6%, from $101.9 million in 2006 to $92.1 million in 2007. The decrease was due to a $3.2 million decrease in selling expenses, a $5.7 million decrease in administrative expenses, and a $0.9 million decrease in other overhead. These decreases in selling expenses were caused by decreased traveling and discretionary expenses as a result of our global cost-cutting initiative. Administrative expenses and other overhead also decreased due to this initiative and also due to cost savings realized by insourcing our accounting function in Parma, Ohio.

Beginning in 1997, the United States Department of Justice (“DOJ”) and certain foreign antitrust authorities commenced investigations into alleged violations of the antitrust laws in connection with the sale of graphite electrodes. These antitrust investigations and related lawsuits and claims have been resolved. Several of the investigations resulted in the imposition of fines against us which have been timely paid. In January 2007, we paid the last scheduled installment of the fine imposed by the DOJ.

Other income was $13.4 million in 2007 compared to $10.3 million in 2006. This increase was caused primarily by an increase in the gain on sale of assets. The gain on sale of assets increased by $20.3 million in 2007, caused primarily by the gain on the sale of our Caserta, Italy facility of $23.7 million and the $1.3 million gain from the sale of our Vyazma, Russia facility. This was offset by a $13.0 million charge incurred in 2007 related to the buy back of our Senior Notes. Currency fluctuations and intercompany loan translation provided income of $8.3 million in 2006, compared to $0.3 million in 2007, driven mainly by fluctuations in the Euro. In 2006, we received a $1.5 million benefit related to our Brazilian sales tax provision which did not recur in 2007 and legal, environmental and other expenses decreased $0.7 million year over year. During 2007, we also had income of $1.2 million received from the sale of litigation rights, and income of $0.6 million from the sale of investments. Expenses related to other items decreased an additional $2.8 million.

In 2006, we recorded a net restructuring charge of $10.0 million, pertaining primarily to a $3.7 million charge associated with the rationalization of our graphite electrode facilities, including those in France and the United States, a $1.8 million charge associated with the closure of our graphite electrodes manufacturing operations in Caserta, Italy, a $1.4 million charge primarily associated with the relocation of our corporate headquarters from Wilmington, Delaware to Parma, Ohio and a $2.7 million charge associated with severance and other costs for the shutdown of our carbon electrode production operations in Columbia, Tennessee.

In 2007, we recorded a net restructuring charge of $1.4 million, pertaining primarily to $0.7 million associated with the phase out of our graphite electrode machining and warehousing operations in Clarksville, Tennessee, $0.5 million associated with the closure of our graphite electrode manufacturing operations in Caserta, Italy, $0.1 million associated with severance and related costs related to our former Etoy, Switzerland facility and $0.1 million of severance and related costs for the shutdown of our carbon electrode production operations in Columbia, Tennessee.

The restructuring accrual is included in other accrued liabilities and other long-term obligations on the Consolidated Balance Sheets. The following table summarizes activity relating to the accrual:

	Severance and Related Costs	Plant Shutdown and Related Costs	Total
	(Dollars in thousands)
Balance at January 1, 2006	$10,733	$794	$11,527

Restructuring charges	7,097	2,385	9,482
Change in estimates	474	—	474
Payments and settlements	(12,089)	(2,752)	(14,841)
Effect of change in currency exchange rates	1,200	31	1,231

Balance at December 31, 2006	7,415	458	7,873

Restructuring charges	1,018	534	1,552
Change in estimates	26	(209)	(183)
Payments and settlements	(6,288)	(596)	(6,884)
Effect of change in currency exchange rates	222	50	272

Balance at December 31, 2007	$2,393	$237	$2,630

The components of the balance at December 31, 2007 consisted primarily of:

Industrial Materials:

•	$0.8 million related to the rationalization of our graphite electrode facilities in France;

•	$1.5 million related to the closure of our graphite electrode manufacturing operations in Caserta, Italy; and

•	$0.3 million related to severance and related costs associated with our former Etoy, Switzerland facility.

In the first quarter of 2006, we abandoned long-lived fixed assets associated with costs capitalized for our enterprise resource planning system implementations due to an indefinite delay in the implementation of the remaining facilities. As a result, we recorded a $6.6 million impairment loss, including the write off of capitalized interest, in accordance with SFAS No. 144. Additionally, we recorded a $1.4 million impairment loss to adjust the carrying value of the assets in Switzerland to the estimated fair value less estimated selling costs. In the third quarter of 2006, we sold the long-lived assets at our Etoy, Switzerland facility for $7.1 million.

In the second quarter of 2006, we abandoned certain long-lived fixed assets associated with the accelerated closing of our carbon electrode facility in Columbia, Tennessee due to changes in our initial plan of restructuring the facility. As a result, we recorded a $0.6 million impairment loss in accordance with SFAS No. 144. Also in the second quarter, management established a plan to sell our subsidiary in Vyazma, Russia. We classified those assets as held for sale in the Consolidated Balance Sheet in accordance with SFAS No. 144.

In the fourth quarter of 2006, we abandoned certain fixed assets related to our graphite electrode operations. As a result, we recorded a $1.7 million loss in association with SFAS No. 144.

Interest expense is set forth in the following table:

	For the Year Ended December 31,
	2006	2007
	(Dollars in thousands)
Interest incurred on debt	$42,518	$32,394
Amortization of fair value adjustments for terminated hedge instruments	(982)	(605)
Amortization of debt issuance costs	3,422	2,939
Interest on DOJ antitrust fine	222	5
Amortization of premium on Senior Notes	(211)	(116)
Amortization of discount on Debentures	7,900	8,413
Interest incurred on other items	618	379

Interest expense from continuing operations	53,487	43,409
Interest allocated to discontinued operations	9,736	—

Total interest expense	$63,223	$43,409

Average total debt outstanding was approximately $722.4 million in 2006 as compared to $505.2 million in 2007. The average annual interest rate was 7.2% in 2006 as compared to 6.3% in 2007. These average rates represent the average rates on total debt outstanding and include the gain or loss, if any, of our interest rate swaps.

Provision for income taxes was $48.3 million in 2007 as compared to $27.1 million in 2006. The income tax rate was 23.6% in 2007. The lower effective income tax rate is primarily due to a benefit resulting from a net decrease in the total valuation allowance for 2007 of $93.3 million, a net decrease in tax reserves and the mix of income in lower tax jurisdictions. Excluding the change in valuation allowances related to the discontinued operations, the impact of restructuring charges, asset impairments and the tax expense resulting from the cathode sale, the 2007 effective tax rate was approximately 25.3%.

The effective income tax rate was approximately 39.1% in 2006. Excluding the change in valuation allowances related to the discontinued operations, impact of restructuring charges, asset impairments and the tax expense resulting from the cathode sale, the 2006 effective tax rate was approximately 33%.

Subsequent to December 31, 2007, the 2004 “check the box” election that was made for our Swiss subsidiary was determined to be invalid. Our South Africa, U.K. and French subsidiaries remain “check the box” entities. However, the earnings of all of these subsidiaries from 2004-2007 are still considered to be repatriated to the U.S. under the principles of APB 23. We have established a deferred tax liability of $41.7 million associated with this repatriation. Foreign tax credit carryforwards and related valuation allowances were adjusted by a corresponding net amount, resulting in no overall federal impact. As of December 31, 2007, net U.S. deferred tax assets decreased by a cumulative $1.5 million as a result of this event, and are not significant to our overall financial position. The $1.5 million relates to a deferred tax asset for our state net operating loss carryforwards which decreased as a result of our post-event assessment of the likelihood that such deferred tax asset would be realized.

As a result of the matters described above, net income was $146.2 million in 2007, compared to $84.4 million in 2006.

Segment net sales. The following table represents our net sales by segment for the years ended December 31, 2006 and 2007:

	For the Year Ended December 31,
	2006	2007
	(Dollars in thousands)
Industrial materials	$725,202	$861,192
Engineered solutions	130,231	143,626

Total net sales	$855,433	$1,004,818

Our analysis of the percentage change in net sales for industrial materials and engineered solutions is set forth in the following table:

	Volume	Price/Mix	Currency	Net Change
Industrial materials	0%	15%	4%	19%
Engineered solutions	2%	5%	3%	10%

Net sales for the industrial materials segment increased primarily due to favorable price/mix increases, and favorable currency impacts in 2007 compared to 2006. Volume increases in this segment for graphite electrodes and refractory products were offset by a decrease in volumes for carbon electrodes due to the exiting of this business in 2007. Engineered solutions net sales increased based on price/mix increases and favorable currency impacts during the year, coupled with increased volumes for our natural graphite products.

Segment operating net income. Corporate expenses are allocated to segments based on each segment’s percentage of consolidated sales. The following table represents our operating income by segment for the years ended December 31, 2006 and 2007:

	For the Year Ended December 31,
	2006	2007
	(Dollars in thousands)
Industrial materials	$104,766	$212,363
Engineered solutions	2,189	12,896

Total segment operating income	$106,955	$225,259

Our analysis of the percentage change in segment operating expenses, including restructuring and impairment charges for industrial materials and engineered solutions is set forth in the following table:

	Operating Expenses
	(Percentage of sales)
	2006	2007	Change
Industrial materials	86%	75%	(11%)
Engineered solutions	98%	91%	(7%)

Segment operating expenses as a percentage of sales for industrial materials decreased 11% points to 75% in 2007. However, total operating expenses for 2007 increased $28.4 million compared to 2006, due primarily as a result of increased raw material costs of $51.8 million, related to our graphite electrode products, and unfavorable currency impacts of $22.5 million, caused primarily by the strengthening Euro. Volume increases for our refractory products drove a $9.0 million increase in operating expenses. These increases were partially offset by a $28.4 million decrease in operating expenses due to the exiting the carbon electrode business in 2007, a $13.5 decrease in restructuring and impairment charges, and a $13.0 million decrease in selling, general and administrative expenses and other production costs, including corporate expenses, due to the continued application of our global cost-cutting initiative.

Segment operating expenses as a percentage of sales for engineered solutions decreased 7% points to 91% in 2007. However, total operating costs of $130.7 million in 2007 increased $2.7 million from operating costs of $128.0 in 2006. This increase was due to a $2.8 million unfavorable currency impact, caused by the strengthening Euro, and a $1.9 million charge related to inventory revaluations. Selling, general, and administrative cost, including corporate expenses, and other production costs decreased $0.6 million in 2007 compared to 2006 due to the continued application of our global cost-cutting initiative. Further, restructuring and impairment charges decreased by $1.4 million from 2006.

2008 Compared to 2007.

Consolidated. Net sales of $1,190.2 million in 2008 represented a $185.4 million or 18.5% increase from net sales of $1,004.8 million in 2007. Net sales for our industrial materials segment increased $147.6 million, or 17.1%, primarily due to favorable price/mix increases in 2008 compared to 2007. Volumes for this segment decreased slightly in 2008 compared to 2007 as cut backs in steel production in the third and fourth quarter reduced demand for our products from steel makers, who are our primary customers in this segment. This decreased demand in the second half of the year offset the favorable demand that was seen in the first half of the year. Engineered solutions net sales increased $37.9 million, or 26.4%, due to price/mix increases, favorable volumes, and favorable currency impacts in 2008 compared to 2007. Sales for our ETM products and sales to the solar industry were particularly strong in 2008 compared to 2007.

Cost of sales of $756.5 million in 2008 represented a $79.0 million, or 11.7%, increase from cost of sales of $677.5 million in 2007. Cost of sales increased primarily due to higher raw materials costs in our industrial materials segment, and increased production costs related to higher sales volumes in our engineered solutions segment. These increases were offset by a decrease due to reduced period costs associated with the exit of the carbon electrode business and a decrease in volumes for our graphite electrode products.

Gross profit of $433.8 million in 2008 represented a $106.5 million, or 32.5%, increase from gross profit of $327.3 million in 2007. Gross margin increased to 36.4% of net sales in 2008 from 32.6% of net sales in 2007.

In 2008, we recorded a $36.2 million write down, net of our equity in earnings, related to our investment in a non-consolidated affiliate.

Research and development expenses increased by $0.4 million to $9.0 million in 2008 due to increased employee compensation costs.

Selling and administrative expenses increased $3.7 million, or 4.0%, from $92.1 million in 2007 to $95.8 million in 2008. This increase was driven by an increase in bad debt expense of $2.5 million during the year and $1.9 million of increased severance costs. These increases were offset by savings realized from our global cost savings initiatives.

Other expense was $11.6 million in 2008, compared to income of $13.4 million in 2007. Excluding gains from the sales of assets in 2007, which primarily related to the sale of our Caserta, Italy facility, other expense in 2007 was $12.5 million. During 2008, we had a $9.0 million expense for the make-whole payment and a gain of $4.1 million in connection with the derecognition of our Debentures. As a result of factoring a higher number of receivables in 2008, the loss on the sale of accounts receivable increased by $0.5 million in 2008 compared to 2007. During 2007, we sold certain litigation rights and investments which resulted in income of $1.7 million which did not recur in 2008. These items were offset slightly by a $6.3 million decrease in the loss on extinguishment of debt in 2008, and a $1.9 million favorable currency impact year over year.

In 2007, we recorded a net restructuring charge of $1.4 million, comprised primarily of a $0.7 million charge associated with the phase out of our graphite electrode machining and warehousing operations in Clarksville, Tennessee and a $0.5 million associated with changes in estimates related to the timing and amounts of severance and related payments to certain employees in Caserta, Italy.

In 2008, we recorded a net restructuring charge of $0.4 million related to severance and related costs associated with our Switzerland facility.

The restructuring accrual is included in other accrued liabilities and other long-term obligations on the Consolidated Balance Sheets. The following table summarizes activity relating to the accrual:

	Severance and Related Costs	Plant Shutdown and Related Costs	Total
	(Dollars in thousands)
Balance at January 1, 2007	$7,415	$458	$7,873

Restructuring charges	1,018	534	1,552
Change in estimates	26	(209)	(183)
Payments and settlements	(6,288)	(596)	(6,884)
Effect of change in currency exchange rates	222	50	272

Balance at December 31, 2007	$2,393	$237	$2,630

Restructuring charges	348	—	348
Change in estimates	1	—	1
Payments and settlements	(699)	(223)	(922)
Effect of change in currency exchange rates	(91)	14	(77)

Balance at December 31, 2008	$1,952	$28	$1,980

The components of the balance at December 31, 2008 consisted of:

Industrial Materials Segment

•	$0.6 million related to the rationalization of our graphite electrode facilities in France; and

•	$1.4 million related to the closure of our graphite electrode manufacturing operations in Caserta, Italy.

Interest expense is set forth in the following table:

	For the Year Ended December 31,
	2007	2008
	(Dollars in thousands)
Interest incurred on debt	$32,394	$12,502
Amortization of fair value adjustments for terminated hedge instruments	(605)	(156)
Amortization of debt issuance costs	2,939	1,902
Interest on DOJ antitrust fine	5	—
Amortization of premium on Senior Notes	(116)	(32)
Amortization of discount on Debentures	8,413	4,410
Interest incurred on other items	379	724

Total interest expense	$43,409	$19,350

Average total debt outstanding (long-term debt and the outstanding Revolver) was approximately $505.2 million in 2007 as compared to $231.3 million in 2008. The average annual interest rate for these instruments, excluding amortization of issuance costs and other similar non-cash charges, was 6.3% in 2007 as compared to 5.1% in 2008. This rate decrease is a result of the reduced outstanding balance of the Senior Notes and the conversion of the Debentures in 2008, offset slightly by an increase in the Revolver draws during 2008.

Provision for income taxes was $62.1 million in 2008 as compared to $48.3 million in 2007. The income tax rate was 23.6% in 2008 and in 2007.

As a result of the matters described above, net income was $200.5 million in 2008, compared to $146.2 million in 2007.

Segment net sales. The following table represents our net sales by segment for the years ended December 31, 2007 and 2008:

	For the Year Ended December 31,
	2007	2008
	(Dollars in thousands)
Industrial materials	$861,192	$1,008,778
Engineered solutions	143,626	181,460

Total net sales	$1,004,818	$1,190,238

Our analysis of the percentage change in net sales for industrial materials and engineered solutions is set forth in the following table:

	Volume	Price/Mix	Currency	Net Change
Industrial materials	(1)%	15%	3%	17%
Engineered solutions	8%	16%	2%	26%

Net sales for the industrial materials segment increased primarily due to favorable price/mix increases, and favorable currency impacts in 2008 compared to 2007. Volume decreased in this segment as steel producers began to scale back production during the second half of 2008, as well as a decrease in volumes for carbon electrodes due to the exiting of this business in 2007. Engineered solutions net sales increased based on price/mix increases and favorable currency impacts during the year, coupled with increased volumes for our natural graphite products.

Segment operating net income. Corporate expenses are allocated to segments based on each segment’s percentage of consolidated sales. The following table represents our operating income by segment for the years ended December 31, 2007 and 2008:

	For the Year Ended December 31,
	2007	2008
	(Dollars in thousands)
Industrial materials	$212,363	$287,466
Engineered solutions	12,896	41,227

Total segment operating income	$225,259	$328,693

Our analysis of the percentage change in segment operating expenses, including restructuring and impairment charges for industrial materials and engineered solutions is set forth in the following table:

	Operating Expenses
	(Percentage of sales)
	2007	2008	Change
Industrial materials	75%	72%	(3%)
Engineered solutions	91%	77%	(14%)

Segment operating expenses as a percentage of sales for industrial materials decreased 3% points to 72% in 2008. However, total operating expenses on an absolute basis increased $72.5 million compared to 2007. This increase was the result of higher raw material costs of $90.0 million, related to our graphite electrode products, offset by volume decreases which had a favorable impact on operating income of $17.7 million. $6.9 million of this volume decrease was related to our carbon electrodes business, which we completely exited during 2007. Other operating expenses for the segment increased by $0.2 million in 2008 compared to 2007, due to increases in selling and allocated corporate expenses, which were offset by lower employee incentive plan costs and lower restructuring charges in 2008.

Segment operating expenses as a percentage of sales for engineered solutions decreased 14% points to 77% in 2008. However, total operating costs of $140.2 million in 2008 increased $9.5 million from operating costs of $130.7 in 2007. This increase was due to a $2.1 million unfavorable currency impact, caused by the strengthening US dollar year over year, a $1.6 million increase related to sales volumes, $6.9 million of higher production costs as a result of increased raw material costs. Selling, general, and administrative cost, including corporate expenses, and other production costs decreased $1.1 million in 2008 compared to 2007 due to the continued application of our global cost-cutting initiative.

Effects of Inflation

We incur costs in the U.S. and each of the six non-U.S. countries in which we have a manufacturing facility. In general, our results of operations, cash flows and financial condition are affected by the effects of inflation on our costs incurred in each of these countries. See “Currency Translation and Transactions” for a further discussion of highly inflationary countries.

We have in the past entered into, and may in the future enter into, natural gas derivative contracts and short duration fixed rate purchase contracts to effectively fix some or all of our natural gas cost exposure.

Currency Translation and Transactions

We translate the assets and liabilities of our non-U.S. subsidiaries into U.S. dollars for consolidation and reporting purposes in accordance with SFAS No. 52, Foreign Currency Translation. Foreign currency translation adjustments are generally recorded as part of stockholders’ equity and identified as part of accumulated other comprehensive loss on the Consolidated Balance Sheets until such time as their operations are sold or substantially or completely liquidated.

We account for our Russian and Mexican subsidiaries using the dollar as the functional currency, as sales and purchases are predominantly dollar-denominated. Our remaining subsidiaries use their local currency as their functional currency.

We also record foreign currency transaction gains and losses, including those from non-permanent intercompany loans, as part of other (income) expense, net.

Significant changes in currency exchange rates impacting us are described under “Effects of Changes in Currency Exchange Rates” and “Results of Operations.”

Effects of Changes in Currency Exchange Rates

When the currencies of non-U.S. countries in which we have a manufacturing facility decline (or increase) in value relative to the U.S. dollar, this has the effect of reducing (or increasing) the U.S. dollar equivalent cost of sales and other expenses with respect to those facilities. In certain countries where we have manufacturing facilities, and in certain instances where we price our products for sale in export markets, we sell in currencies other than the dollar. Accordingly, when these currencies increase (or decline) in value relative to the dollar, this has the effect of increasing (or reducing) net sales. The result of these effects is to increase (or decrease) operating profit and net income.

Many of the non-U.S. countries in which we have a manufacturing facility have been subject to significant economic changes, which have significantly impacted currency exchange rates. We cannot predict changes in currency exchange rates in the future or whether those changes will have net positive or negative impacts on our net sales, cost of sales or net income.

During 2006, the average exchange rate of the Brazilian real increased about 11% when compared to the average exchange rate for 2005. The Euro and the Mexican peso did not fluctuate materially, and the South African rand decreased about 6% when compared to the average exchange rate for 2005. During 2007, the average exchange rate of the Brazilian real and the Euro increased about 12% and 9% respectively, when compared to the average exchange rate for 2006, the South African rand decreased about 5%, and the Mexican peso did not fluctuate materially. During 2008, the average exchange rate for the Brazilian real and the Euro increased about 8% and 7%, respectively, when compared to the average exchange rate for 2007. During 2008, the South African rand decreased about 14%, and the Mexican peso decreased about 1% compared to the 2007 rates.

In the case of net sales of industrial materials, the impact of these events was an increase of about $0.5 million in 2006, an increase of $25.6 million in 2007 and an increase of $22.6 million in 2008. In the case of cost of industrial materials, the impact of these events was an increase of about $1.5 million in 2006, an increase of $22.5 million in 2007 and an increase of $9.7 million in 2008.

We have non-dollar denominated intercompany loans between GrafTech Finance and some of our foreign subsidiaries. At December 31, 2008 and 2007, the aggregate principal amount of these loans was $558.4 million and $493.5 million, respectively. These loans are subject to remeasurement gains and losses due to changes in currency exchange rates. Certain of these loans had been deemed to be essentially permanent prior to settlement and, as a result, remeasurement gains and losses on these loans were recorded as a component of accumulated other comprehensive loss in the stockholders’ equity section of the Consolidated Balance Sheets. The remaining loans are deemed to be temporary and, as a result, remeasurement gains and losses on these loans are recorded as currency gains / losses in other (income) expense, net, on the Consolidated Statements of Operations. In 2006, 2007, and 2008, we had a net total of $8.3 million, $0.3 million, and $2.2 million, respectively, of currency gains, due to the remeasurement of inter-company loans and the effect of transaction gains and losses related to foreign subsidiaries which use the dollar as their functional currency. We have in the past and may in the future use various financial instruments to manage certain exposures to specific financial market risks caused by changes in currency exchange rates, as described under “Item 7A–Quantitative and Qualitative Disclosures about Market Risks.”

Liquidity and Capital Resources

Global capital markets have been, and continue to be, disrupted and volatile. The cost and availability of funding has been and may continue to be adversely affected by illiquid credit markets. We believe that we have adequate liquidity to meet all of our present needs. Continued turbulence in the United States and international financial markets, however, could adversely affect the cost and availability of financing to us in the future.

Our sources of funds have consisted principally of cash flow from operations and debt and equity financings. Our uses of those funds (other than for operations) have consisted principally of capital expenditures, our equity investment in a non-consolidated affiliate, payment of restructuring costs, pension and post-retirement contributions, debt reduction payments and other obligations. As of December 31, 2008, we have several future obligations accrued that will utilize a material amount of such funds. These obligations include our employee incentive compensation payout of approximately $22.1 million, which will be paid during the second quarter of 2009. A portion of this payout may be made in common stock. We also plan to contribute $5.3 million to our pension plans during 2009.

At December 31, 2008, we had total long-term debt of $50.6 million, cash and cash equivalents of $11.7 million and stockholders’ equity of $504.6 million.

As part of our cash management activities, we manage accounts receivable credit risk, collections, and accounts payable vendor terms to maximize our free cash at any given time and minimize accounts receivable losses. During 2007 and 2008, certain subsidiaries sold receivables totaling $50.5 million and $150.0 million, respectively, at a cost lower than the cost to borrow a comparable amount for a comparable period under the Revolving Facility. Proceeds of the sale of receivables were used to reduce debt and fund operations. If we had not sold such receivables, our accounts receivable would have been about $0.3 million higher at December 31, 2007 and $25.4 million higher at December 31, 2008. All such receivables sold during 2007 and 2008 were sold without recourse, and no amount of accounts receivable sold remained on the Consolidated Balance Sheet at December 31, 2008.

Lower sales volumes for our products and reduced credit quality of our customers may limit the amount of receivables that we sell in the future. We expect a negative cash impact of approximately $10 million as we sell fewer receivables during the first half of 2009. Our current receivable sales facility automatically renews for one year periods on June 30, 2009 and each year thereafter unless a termination notice is sent by either party 30 days prior to this date.

During 2008, we entered into a supply chain financing arrangement with a financing party. Under this arrangement, we essentially assigned our rights to purchase needle coke from our supplier to the financing party. The financing party purchases the product from our supplier under the standard payment terms and then immediately resells it to us under longer payment terms. The financing party pays the supplier the purchase price for the product and then we pay the financing party. Our payment for this needle coke will include a mark up (the “Mark-Up”). The Mark-Up is subject to quarterly reviews. In effect, we have a longer period of time to pay the financing party than by purchasing directly from the supplier which helps us maintain a balanced cash conversion cycle between inventory payments and the collection of receivables. At December 31, 2008, we have purchased approximately $60.4 million of inventory under this arrangement. In connection with these purchases, we have incurred a Mark-Up of approximately $0.4 million.

In the future, particularly in the first half of 2009, we may not be able to utilize this financing arrangement to the full extent allowed under the agreement as lower demand for our products may diminish our need for needle coke. We expect a negative cash impact of approximately $40 million in the first half of 2009 related to the lower utilization of this facility. This agreement is subject to termination 90 days after notice is sent by either party.

For 2009, we expect to spend approximately $55 million on capital expenditures, of which approximately $22 million relates to carryover costs from projects that commenced in prior years. The balance of our planned capital expenditures relates primarily to maintenance and repair of production equipment. Due to the global economic conditions, we have reduced our planned capital expenditures to lower levels than in prior years.

In the event that operating cash flow, the sales of receivables and the financing of needle coke purchases fail to provide sufficient liquidity to meet our business needs, including capital expenditures, any such shortfall would be made up by increased borrowings under our Revolving Facility.

We use cash and cash equivalents, cash flow from operations, funds from receivable and payable factoring arrangements and funds available under the Revolving Facility (subject to continued compliance with the financial covenants and representations under the Revolving Facility) as well as cash on hand as our primary sources of liquidity. The Revolving Facility is secured, and provides for maximum borrowings of up to $215.0 million and, subject to certain conditions (including a maximum senior secured leverage ratio test), an accordion feature that permits GrafTech Finance to establish additional credit facilities thereunder in an aggregate amount, together with the Revolving Facility, of up to $425 million. The Revolving Facility matures in July 2010. Eleven banks are participants in our credit facility. All of these eleven banks currently have S&P ratings of A- or better. Based on these ratings, we do not foresee a significant risk that our availability under this facility may be reduced in the future.

At December 31, 2008, $30.0 million was drawn from the facility, and $168.1 million was available (after consideration of outstanding revolving and swingline loans of $6.7 million and letters of credit of $10.2 million). It is possible that our future ability to borrow under the Revolving Facility may effectively be less because of the impact of additional borrowings upon our compliance with the maximum net senior secured debt leverage ratio permitted or minimum interest coverage ratio required under the Revolving Facility.

We also have approximately $100 million of working capital liquidity available to us through our factoring and supply chain financing arrangements currently in place.

As of December 31, 2008, we had a corporate S&P rating of BB- and a Moody’s rating of BA2. Based on our current business plan, we do not believe that it is likely that this credit rating will be downgraded during 2009. However, continued deterioration of the current economic environment, the termination of our accounts receivable factoring program or the termination of our supply chain financing agreement may result in higher borrowings on our Revolving Facility, which could negatively impact our rating.

At December 31, 2008, we were in compliance with all financial and other covenants contained in the Senior Notes and the Revolving Facility, as applicable. These covenants include maintaining an interest coverage ratio of at least 1.75 and a maximum senior secured leverage ratio of 2.25 based on a rolling average of the prior four quarters. Based on expected operating results and expected cash flows, we expect to be in compliance with these covenants over the next twelve months. If we were to believe that we would not continue to comply with these covenants, we would seek an appropriate waiver or amendment from the lenders thereunder. We cannot assure you that we would be able to obtain such waiver or amendment on acceptable terms or at all.

At December 31, 2008, approximately 40% of our debt consists of fixed rate obligations.

At December 31, 2008, the Revolving Facility had an effective interest rate of 2.9% and our $19.9 million principal amount of Senior Notes had a fixed rate of 10.25%.

Long-Term Contractual, Commercial and Other Obligations and Commitments. The following tables summarize our long-term contractual obligations and other commercial commitments at December 31, 2008.

	Payment Due By Period
	Total	Year Ending December 2009	Two Years Ending December 2011	Two Years Ending December 2013	Years Ending After December 2013
	(Dollars in thousands)
Contractual and Other Obligations
Long-term debt	$21,361	$1,015	$167	$20,116	$63
Operating leases	7,238	2,394	3,349	1,495	—
Purchase obligations (a)	23,537	18,036	5,501	—	—

Total contractual obligations	52,136	21,445	9,017	21,611	63
Postretirement, pension and related benefits (b)	82,108	8,161	7,394	7,394	59,159
Interest (c)	7,175	2,050	4,100	1,025	—
Other long-term obligations	26,499	3,935	9,602	1,403	11,559
Uncertain income tax provisions	10,797	6,070	4,598	113	16

Total contractual and other obligations (a)(b)(c)	$178,715	$41,661	$34,711	$31,546	$70,797

	Payment Due By Period
	Total	Year Ending December 2009	Two Years Ending December 2011	Two Years Ending December 2013	Years Ending After December 2013

Other Commercial Commitments
Lines of credit (d)	$—	$—	$—	$—	$—
Letters of credit	16,824	16,824	—	—	—
Guarantees	1,987	1,186	199	6	596

Total other commercial commitments	$18,811	$18,010	$199	$6	$596

(a)	Effective April 2001, we entered into a ten-year service contract with CGI Group Inc. (“CGI”) valued at that time at $75 million ($7.9 million at December 31, 2008). Pursuant to this contract, CGI became the delivery arm for our global information services. Under the outsourcing provisions of this contract, CGI managed our data center services, networks, desktops / laptops and legacy systems. This contract was amended to reduce the scope of CGI’s management of our data center services, networks, desktops and telecommunications. We are dependent on CGI for these services. A failure by CGI to provide any of these services to us in a timely manner could have an adverse effect on our results of operations.
(b)	Represents estimated postretirement, pension and related benefits obligations based on actuarial calculations.
(c)	Excludes the accounting for deferred financing costs or gains on the sale of hedge instruments. Payments assume Senior Notes, with a fixed rate of interest of 10.25%, mature on February 15, 2012.
(d)	Local lines of credit are established by our foreign subsidiaries for working capital purposes and are not part of the Revolving Facility. The total amount available under these lines of credit amounted to $23.6 million at December 31, 2008.

Cash Flow and Plans to Manage Liquidity. Our business strategies include efforts to enhance our capital structure by further reducing our gross obligations. Further, we have placed a high priority on accelerating the amount and speed of cash generated every day. Our efforts include leveraging our global manufacturing network by driving higher utilization rates and more productivity from our existing assets, accelerating commercialization initiatives across all of our businesses and realizing other global efficiencies. In addition, we may continue to exchange or repurchase Senior Notes as described below.

Typically, our cash flow from operations fluctuates significantly between quarters due to various factors. These factors include customer order patterns, fluctuations in working capital requirements, and other factors.

In 2006, 2007 and 2008, we had positive cash flow from operations primarily from improved operating results.

We expect 2009 cash flow from operations to be positively impacted by reduced cash interest payments of about $14 million related to our reduced Senior Note and Debenture obligations, lower inventory and accounts receivable balances, and decreases in cash outlays for restructuring activities. We expect our cash flow from operations to be negatively impacted by lower sales, increased interest expense related to higher Revolving Facility draws, higher raw material prices, the payment of certain international deferred taxes, and planned pension and post retirement contributions.

Our debt and other obligations could have a material impact on our liquidity. Cash flow from operations services payment of our debt and other obligations, including our incentive compensation program payout in the second quarter of 2009, thereby reducing funds available to us for other purposes. Although our current debt level is at a low level, continued or further downturns in the global economy may require increased borrowings under our Revolving Facility, particularly if our accounts receivable and supply chain financing arrangements are terminated. Such downturns could significantly negatively impact our results of operations and cash flows, which, coupled with increased borrowings, could negatively impact our credit ratings, our ability to comply with debt covenants, our ability to secure additional financing and the cost of such financing, if available.

Based on expected operating results and expected cash flows, we expect to be in compliance with financial covenants in 2009.

In order to seek to minimize our credit risks, we reduced our sales of, or refused to sell (except for cash on delivery), our products to some customers and potential customers. In the current economic environment, our customers may experience liquidity shortages or difficulties in obtaining credit, including letters of credit. Our unrecovered trade receivables worldwide have not been material during the last 3 years individually or in the aggregate. We cannot assure you that we will not be materially adversely affected by accounts receivable losses in the future. In addition, we have historically factored a portion of our accounts receivable and used the proceeds to reduce debt. Our ability to factor accounts receivable in the future may be limited by lower receivables balances as a result of decreased sales or by reduced credit ratings of customers.

We may continue from time to time and at any time to repurchase Senior Notes in open market or privately negotiated transactions, opportunistically on terms that we believe to be favorable. During 2008, we redeemed a total of $180 million of our Senior Notes. These purchases were, and any future purchases may be, effected for cash (from cash and cash equivalents, borrowings under the Revolving Facility or new credit facilities, or proceeds from sale of debt or equity securities or assets), in exchange for common stock or other equity or debt securities, or a combination thereof. We will evaluate any such transaction in light of then prevailing market conditions and our then current and prospective liquidity and capital resources, including projected and potential needs and prospects for access to capital markets. Any such transactions may, individually or in the aggregate, be material.

In December 2007, our Board of Directors approved a share repurchase program authorizing the purchase of up to 3 million shares of our common stock. Share repurchases may take place from time to time in the open market, or through privately negotiated transactions, as market conditions warrant. We intend to fund any such share repurchases from available cash and cash flows. These share repurchases may be suspended or discontinued at any time.

Related Party Transactions. Since January 1, 2006, we have not engaged in or been a party to any material transactions with affiliates or related parties other than transactions with our current or former subsidiaries (including Carbone Savoie and AET) and compensatory transactions with directors and officers (including employee benefits, stock option and restricted stock grants, compensation deferral, executive employee loans and stock purchases).

Off-Balance Sheet Arrangements and Commitments. Since January 1, 2006, we have not undertaken or been a party to any material off-balance-sheet financing arrangements or other commitments (including non-exchange traded contracts), other than:

•	Natural gas and foreign exchange contracts.

•

Commitments under non-cancelable operating leases that, at December 31, 2007, totaled no more than $2.1 million in each year and about $8.7 million in the aggregate, and at December 31, 2008, totaled no more than $2.4 million in each year and about $7.2 million in the aggregate.

•

Minimum required purchase commitments under our information technology outsourcing services agreement with CGI described above that, at December 31, 2007, totaled no more than $4.4 million in each year and about $14.4 million in the aggregate, and at December 31, 2008 totaled no more than $3.8 million in each year and about $7.9 million in the aggregate.

•	Factoring accounts receivable and supply chain financing as described above.

We are not affiliated with or related to any special purpose entity other than GrafTech Finance, our wholly-owned and consolidated finance subsidiary.

Cash Flows.

Cash Flow Provided by Operating Activities. Cash flow provided by operating activities was $64.2 million in 2006. Net income after adding back the net effect of non-cash items, amounted to $98.1 million. Such income was used in operating activities primarily as follows: a decrease in accounts and notes receivable, including the effects of factoring, of $5.7 million, an increase in accounts payable and accruals of $14.8 million, an increase in inventory of $5.9 million, and an increase in prepaid expenses and other assets of $0.4 million.

Other uses in 2006 consisted of $23.3 million of payments for antitrust investigations and related lawsuits and claims and $14.8 million of restructuring costs related to severance and related payments.

Cash flow provided by operating activities was $130.8 million in 2007. Net income after adding back the net effect of non-cash items, amounted to $184.8 million, including the loss from discontinued operations of $2.4 million. The non-cash items consisted of depreciation and amortization of $39.0 million, $4.2 million of deferred income taxes, $1.4 million of restructuring charges, a $29.9 million gain on the sale of assets, primarily due to the sale of our Caserta, Italy and Vyazma, Russia facilities, $10.9 million of interest expense, $4.5 million of stock-based compensation, $3.6 million of currency losses, and $2.4 million of other charges.

Such income was used in operating activities primarily as follows: a decrease in accounts and notes receivable, including the effects of factoring, of $16.6 million, a decrease in accounts payable and accruals of $4.9 million and a decrease in interest payable of $9.2 million associated with our lower debt levels and an increase in inventory of $27.3 million.

Other uses in 2007 consisted of $5.4 million for our final payment for the antitrust investigation and related lawsuits and claims, which was paid in January 2007, $6.9 million of restructuring costs related to severance and related payments and $17.4 million of other charges consisting primarily of pension and post-retirement contributions and payments.

Cash flow provided by operating activities was $248.6 million in 2008. Net income, after adding back the effect of non-cash items, amounted to $282.9 million, including the write down of our investment in our non-consolidated affiliate, net of our equity in earnings of $36.3 million. The other non-cash charges consisted of $35.4 million of depreciation, $3.0 million of deferred income taxes, $7.0 million of non-cash charges related to our pension and post-retirement plans, stock based compensation of $4.9 million, $7.8 million of non-cash interest expense, and $5.2 million of other credits. Currency gains represented non-cash income of $7.7 million. Changes in long-term assets and liabilities used cash of $14.3 million, and working capital used $19.9 million. We also received $0.5 million of dividends during the year from our non-consolidated affiliate.

Changes in working capital comprised the following: a $1.2 million increase in accounts receivable, net of factoring of $24.3 million, a $29.3 million inventory increase, an $8.7 million decrease in interest payables associated with our lower debt levels and a $19.9 million increase in accounts payable and accruals.

Cash Flow Provided by (Used in) Investing Activities. Cash provided by investing activities was $118.5 million in 2006. Proceeds from the sale of our cathodes business was $151.3 million. We also had other sales of fixed assets that generated proceeds of $14.4 million. These proceeds were offset by capital expenditures amounting to $46.0 million in 2006 related primarily to graphite electrode productivity initiatives and other essential capital maintenance.

Cash used in investing activities was $26.5 million in 2007. Capital expenditures were $50.8 million in 2007. During 2007, we paid $2.8 million for purchase price adjustments related to our cathodes sale in 2006, and had an increase in restricted cash related to the sale of our Caserta, Italy facility of $1.5 million. Payments made to secure and protect patents were $0.7 million. Payments made for the redemption of minority interest were $1.3 million, and payments for the dissolution of joint ventures were $0.2 million. These uses of cash were offset by $29.7 received from the sale of assets, and $1.2 million from the sale of investments.

Cash used in investing activities was $209.9 million in 2008. Capital expenditures were $72.0 million. We used a net $136.5 million of cash to purchase our equity investment in our non-consolidated affiliate, Seadrift Coke LP. During 2008, we also paid $1.7 million to settle certain natural gas derivative contracts.

Cash Flow Used in Financing Activities. Cash used in financing activities was $39.6 million in 2006. During 2006, we had net payments of $39.0 million under the Revolving Facility.

Cash used in financing activities was $199.9 million during 2007. This was due primarily to the repayment of $234.3 million of our Senior Notes. This was offset by $23.0 million related to the exercise of stock options, as well as the excess tax benefit of $8.4 million. Also, we incurred a $2.9 million financing obligation in relation to the sale-leaseback of a portion of our Vyazma, Russia facility.

Cash flow used in financing activities was $80.2 million in 2008. During 2008, we borrowed $180.0 million on our Revolving Facility, and repaid $150.0 million. The borrowings were used primarily to fund our equity investment in our non-consolidated affiliate. We also repaid $180.0 million of long term Senior Notes during the year. Short term borrowings were $9.7 million. The exercise of stock options brought in $37.2 million, and the excess tax benefit from stock-based compensation during the year was $14.3 million. During 2008, we repurchased $21.2 million of treasury shares. Our supply chain financing arrangement resulted in a financing cash inflow of $30.1 million.

Costs Relating to Protection of the Environment

We have been and are subject to increasingly stringent environmental protection laws and regulations. In addition, we have an on-going commitment to rigorous internal environmental protection standards. Environmental considerations are part of all significant capital expenditure decisions. The following table sets forth certain information regarding environmental expenses and capital expenditures.

	For the Year Ended December 31,
	2006	2007	2008
	(Dollars in thousands)
Expenses relating to environmental protection	$12,756	$17,233	$17,333
Capital expenditures related to environmental protection	2,157	10,003	22,865

Critical Accounting Policies

Critical accounting policies are those that require difficult, subjective or complex judgments by management, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

Our significant accounting policies are described in Note 2 to the Consolidated Financial Statements. The following accounting policies are deemed to be critical.

Reliance on Estimates. In preparing the Consolidated Financial Statements, we use and rely on estimates in determining the economic useful lives of our assets, obligations under our employee benefit plans, provisions for doubtful accounts, provisions for restructuring charges and contingencies, tax valuation allowances, evaluation of goodwill, our investment in a non-consolidated affiliate and other intangible assets, pension and postretirement benefit obligations and various other recorded or disclosed amounts, including inventory valuations. Estimates require us to use our judgment. While we believe that our estimates for these matters are reasonable, if the actual amount is significantly different than the estimated amount, our assets, liabilities or results of operations may be overstated or understated.

Employee Benefit Plans. We sponsor various retirement and pension plans, including defined benefit and defined contribution plans and postretirement benefit plans that cover most employees worldwide. Excluding the defined contribution plans, accounting for these plans requires assumptions as to the discount rate, expected return on plan assets, expected salary increases and health care cost trend rate. See Note 13 to the Consolidated Financial Statements for further details.

Contingencies. We account for contingencies by recording an estimated loss when information available prior to issuance of the Consolidated Financial Statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the Consolidated Financial Statements and the amount of the loss can be reasonably estimated. Accounting for contingencies such as those relating to environmental, legal and income tax matters requires us to use our judgment. While we believe that our accruals for these matters are adequate, if the actual loss is significantly different from the estimated loss, our results of operations may be overstated or understated. Legal costs expected to be incurred in connection with a loss contingency are expensed as incurred.

Impairments of Long-Lived Assets. We record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the future undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated future undiscounted net cash flows to be generated by the asset. If the asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. Assets to be disposed are reported at the lower of the carrying amount or fair value less estimated costs to sell. Estimates of the future cash flows are subject to significant uncertainties and assumptions. If the actual value is significantly less than the estimated fair value, our assets may be overstated. Future events and circumstances, some of which are described below, may result in an impairment charge:

•	new technological developments that provide significantly enhanced benefits over our current technology;

•	significant negative economic or industry trends;

•	changes in our business strategy that alter the expected usage of the related assets; and

•	future economic results that are below our expectations used in the current assessments.

Accounting for Income Taxes. When we prepare the Consolidated Financial Statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process requires us to make the following assessments:

•	estimate our actual current tax liability in each jurisdiction;

•

estimate our temporary differences resulting from differing treatment of items for tax and accounting purposes (which result in deferred tax assets and liabilities that we include within the Consolidated Balance Sheets); and

•	assess the likelihood that our deferred tax assets will be recovered from future taxable income and, if we believe that recovery is not likely, a valuation allowance is established.

If our estimates are incorrect, our deferred tax assets or liabilities may be overstated or understated.

Revenue Recognition. In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, revenue from sales of our products is recognized when persuasive evidence of an arrangement exists, delivery has occurred, title has passed, the amount is determinable and collection is reasonably assured. Product warranty claims and returns are estimated and recorded as a reduction to revenue. Volume discounts and rebates are recorded as a reduction of revenue in conjunction with the sale of the related products. Changes to estimates are recorded when they become probable. Shipping and handling revenues relating to products sold are included as an increase to revenue. Shipping and handling costs related to products sold are included as an increase to cost of sales.

Stock-Based Compensation Plans. We account for stock-based compensation under SFAS No. 123(R). Accordingly, stock-based compensation expense is measured at the grant date, based on the fair market value of the award and recognized over the requisite service period. The fair value of restricted stock is based on the trading price of our common stock on the date of grant, less required adjustments to reflect dividends paid and expected forfeitures or cancellations of awards throughout the vesting period, which ranges between one and three years. Our stock option compensation expense calculated under the fair value method, using a Black Scholes model, is recognized over the weighted average remaining vesting period.

Recent Accounting Pronouncements

The information required by this Item 7 with respect to recent accounting pronouncements is set forth under “New Accounting Standards” in Note 3 to the Notes to the Consolidated Financial Statements contained in this Report, and is incorporated herein by reference.

Description of Our Financing Structure

The information required by this Item 7 with respect to our financing structure is set forth under “Long-Term Debt and Liquidity” in Note 7 to the Notes to the Consolidated Financial Statements contained in this Report, and is incorporated herein by reference.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks primarily from changes in interest rates, currency exchange rates and commercial energy rates. We, from time to time, routinely enter into various transactions that have been authorized according to documented policies and procedures to manage these well-defined risks. These transactions relate primarily to financial instruments described below. Since the counterparties, if any, to these financial instruments are large commercial banks and similar financial institutions, we do not believe that we are exposed to material counterparty credit risk, despite the current worldwide economic situation. We do not use financial instruments for trading purposes.

Our exposure to changes in interest rates results primarily from floating rate long-term debt tied to LIBOR or Euro LIBOR. Our exposure to changes in currency exchange rates results primarily from:

•	sales made by our subsidiaries in currencies other than local currencies;

•	raw material purchases made by our foreign subsidiaries in currencies other than local currencies; and

•	investments in and intercompany loans to our foreign subsidiaries and our share of the earnings of those subsidiaries, to the extent denominated in currencies other than the dollar.

Our exposure to changes in energy costs results primarily from the purchase of natural gas and electricity for use in our manufacturing operations.

Interest Rate Risk Management. We periodically implement interest rate management initiatives to seek to minimize our interest expense and the risk in our portfolio of fixed and variable interest rate obligations.

When we sell a fair value swap, the gain or loss is amortized as a credit or charge to interest expense over the remaining term of the Senior Notes. When we effectively reduce the outstanding principal amount of the Senior Notes (through debt-for-equity exchanges, repurchases or otherwise), the related portion of such credit or charge is accelerated and recorded in the period in which such reduction occurs.

We periodically enter into agreements with financial institutions that are intended to limit, or cap, our exposure to incurrence of additional interest expense due to increases in variable interest rates. These instruments effectively cap our interest rate exposure.

Currency Rate Management. We enter into foreign currency instruments from time to time to attempt to manage exposure to changes in currency exchange rates. These foreign currency instruments, which include, but are not limited to, forward exchange contracts and purchased currency options, attempt to hedge global currency exposures, net, relating to non-dollar denominated debt and identifiable foreign currency receivables, payables and commitments held by our foreign and domestic subsidiaries. Forward exchange contracts are agreements to exchange different currencies at a specified future date and at a specified rate. Purchased foreign currency options are instruments, which give the holder the right, but not the obligation, to exchange different currencies at a specified rate at a specified date or over a range of specified dates. The result is the creation of a range in which a best and worst price is defined, while minimizing option cost. Forward exchange contracts and purchased currency options are carried at market value.

We did not enter into any such contracts during 2007. During 2008, we entered into one such contract, which at December 31, 2008 represented an unrealized gain of $0.2 million.

Commercial Energy Rate Management. We periodically enter into natural gas derivative contracts and short duration fixed rate purchase contracts to effectively fix some or all of our natural gas cost exposure. The outstanding contracts at December 31, 2007 represented an unrealized loss of $0.1 million. The outstanding contracts at December 31, 2008 represented an unrealized loss of $1.5 million.

Sensitivity Analysis. We used a sensitivity analysis to assess the potential effect of changes in currency exchange rates on gross margin and changes in interest rates on interest expense. Based on this analysis, a hypothetical 10% weakening or strengthening in the dollar across all other currencies would have changed our reported gross margin for 2008 by about $12.5 million. Based on this analysis, a hypothetical increase in interest rates of 100 basis points would have increased our interest expense by $0.4 million for the year ended December 31, 2008.